Exhibit 99.1

Aleris pro forma financials

The following table sets forth summary unaudited pro forma financial and operating data of Aleris International, Inc. (“Aleris”) for the year ended December 31, 2005, and for the last twelve months ending June 30, 2006 giving effect to the acquisitions of ALSCO Holdings, Inc. (“ALSCO”) on October 3, 2005 (a manufacturer and fabricator of aluminum sheet products for the building and construction industry), Alumitech, Inc. (“Alumitech”) on December 12, 2005 (an aluminum recycler and salt cake processor), Tomra Latasa Reciclagem (“Tomra Latasa”) on August 23, 2005 (a Brazilian aluminum recycler), the acquisition of the downstream aluminum business of Corus Group plc (the “Corus Acquisition”) and the related financing transactions. The acquisitions of ALSCO, Alumitech, Tomra Latasa and the acquisition of certain assets of Ormet Corporation (“Ormet”) on December 20, 2005 (including rolling mill assets, a recycling operation and an aluminum blanking operation) are collectively referred to as the “2005 Acquisitions” and the entities that comprised the downstream aluminum business of Corus Group plc are referred to as “Corus Aluminum.”

($ and pounds in millions)

Pro forma historical financial performance

	Year ended 12/31/05	LTM 6/30/06
Financial and operating data:
Pounds shipped — rolled and extruded products	2,234.9	2,194.8
Pounds processed — recycling	3,565.5	3,527.6

Exchange rate — Dollars per Euro	$1.2449	1.2176

Revenue	$4,561.7	$5,111.6

Net income	$47.4	$148.8

Adjusted EBITDA(a)	$395.3	$456.4
% margin	8.7%	8.9%

Capital expenditures	$130.7	$136.1
% of revenue	2.9%	2.7%

Adjusted EBITDA(a)	$395.3	$456.4
Plus Corus Aluminum synergies(b)	25.0	25.0
Plus Ormet synergies(c)	21.7	10.7

Adjusted EBITDA with synergies	$442.0	$492.1

(a)	Before the Corus Acquisition synergies and Ormet benefits.
(b)	In the integration and planning activities, Aleris has identified certain cost savings that are based upon assumptions related to cost reductions that management believes are achievable through the integration of Corus Aluminum. Management currently estimates that, on a pro forma basis, these annual cost savings would have comprised the following:

Estimated cost savings per annum
Manufacturing	$10.0
Metal sourcing	5.0
Non-metal purchasing	5.0
Shared services	5.0

Total	$25.0

(c)	In connection with the acquisition of certain assets of Ormet in which Aleris acquired the assets, including certain customer contracts, of the Hannibal rolling mill shutdown by Ormet, management intends to transfer approximately 125 million pounds of business to the Lewisport, Kentucky rolling mill, which will leverage the Company’s fixed cost base while expanding its product offering into tread sheet and bright sheet. Management expects to realize $21.7 million of additional EBITDA during 2006 as a result of this acquisition and estimates that $11.0 million was realized during the first half of 2006. Pro forma Adjusted EBITDA for the twelve months ended June 30, 2006 includes the incremental $10.7 million expected to be realized during the remainder of 2006 while pro forma Adjusted EBITDA for the year ended December 31, 2005 includes the entire $21.7 million expected to be realized.

Reconciliation of Aleris’s Pro Forma Net Income to

Pro Forma Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and Pro Forma Adjusted EBITDA

(in millions)

	For the year ended December 31, 2005	For the twelve months ended June 30, 2006
Net income (1)	$47.4	$148.8
Interest expense (net) (2)	135.8	133.2
Income taxes (2)	(16.3)	74.0
Minority interests	0.5	0.7
Depreciation and amortization	127.3	128.1

EBITDA	294.7	484.8
Unrealized losses (gains) on derivative financial instruments	29.4	(77.3)
Restructuring and other charges	45.1	33.2
Non-cash cost of sales impact of recording acquired assets at fair value	11.9	6.8
Expected cost savings associated with the closure of the Carson, California rolling mill	14.2	8.9

Adjusted EBITDA	$395.3	$456.4

(1)	Pro forma for the 2005 Acquisitions (excluding the acquisition of certain assets of Ormet) and the Corus Acquisition.
(2)	Pro forma interest expense reflects the pro forma impact of the financing associated with the Corus Acquisition and does not contemplate the financing associated with the proposed acquisition by Texas Pacific Group.